Company Contact:	Investor Relations Contact:
Ms. Fan Zhou, Investor Relations Director	Mr. John Harmon, CFA, Sr. Account Manager
China TransInfo Technology Corp.	CCG Investor Relations
E-mail: ir@ctfo.com	E-mail: john.harmon@ccgir.com
Tel: + 86 10–5169 1657	Tel: +86 10–6561 6886 ext 807
Website: www.ccgirasia.com

For Immediate Release:

China TransInfo Announces Third-Quarter 2011 Results

Revenues Increased 29.7% Year over Year to $45.5 Million

Beijing, China – November 14, 2011, China TransInfo Technology Corp. (NASDAQ: CTFO) (“China TransInfo” or the “Company”), a leading provider of comprehensive intelligent transportation systems (“ITS”) in China through its affiliate, China TransInfo Technology Group Co., Ltd. (the “Group Company”), today reported its financial results for the third quarter ended September 30, 2011.

Third-Quarter 2011 Highlights:

  Revenue increased 29.7% year over year to $45.5 million

  Net income was $3.2 million, or $0.13 per diluted share

  Adjusted net income was $3.5 million, or $0.14 per diluted share(*)

  Mr. Shudong Xia, the Company’s Chairman and Chief Executive Officer, purchased 174,763 shares of the Company’s common stock pursuant to a Rule 10b5-1 stock purchase plan

  The Beijing Municipal Government, through Zhongguancun Development Group, agreed to contribute an aggregate of RMB 50 million (approximately $7.69 million) in cash into the Group Company’s subsidiary, Beijing Transwiseway in exchange for a 10% equity interest in Beijing Transwiseway

“We are pleased to report another quarter of solid revenue growth,” commented Mr. Shudong Xia, “We have begun seeing our Telematics Service Platform (“TSP”) gaining momentum. Our cooperation with Nissan Motor Co., Ltd. on a new traffic information system, as well as our successive transactions with Dongfeng-Yulon Motors Co. Ltd. and Xiamen King Long Motor Group Co., Ltd. to preinstall real-time traffic data software in their vehicles, made a meaningful revenue contribution in the third quarter. On the highway ITS front, we continue to exhibit strong performance, as demand for IT products and solutions in the transportation industry remains robust.”

CTFO Reports Third Quarter 2011 Results	page 2

Third-Quarter 2011 Results

For the quarter ended September 30, 2011, revenue increased 29.7% to $45.5 million from $35.0 million in the year-ago quarter. The increase in revenue was driven primarily by a 40.7% increase in transportation revenue, mainly resulting from strong performance in the highway ITS and TSP businesses. Revenue from products and applications in the transportation business sector was $42.1 million, or 92.7% of total revenue, compared to $29.9 million, or 85.4% of total revenue, in the year-ago quarter. The remainder of revenue derived from Digital City, land and resources, and other business sectors.

Gross profit increased 5.5% to $11.2 million in the third quarter of 2011, as compared to $10.6 million in the year-ago quarter. The gross margin in the third quarter of 2011 decreased to 24.5% from 30.2% in the year-ago quarter, mainly due to lower margins year-over-year in the expanded ITS business.

Selling, general and administrative expenses were $6.6 million, compared to $5.4 million in the third quarter of 2010. The increase was primarily due to higher labor costs and sales promotion expenses associated with higher sales volume. Operating income decreased to $4.6 million from $5.1 million in the third quarter of 2010.

Net income decreased 24.3% to $3.2 million, or $0.13 per diluted share, compared to $4.3 million, or $0.17 per diluted share, in the year-ago quarter. Adjusted net income, which excludes $0.3 million in non-cash stock-based compensation expense and $0.04 million in intangible amortization expense from acquisitions, decreased 25.0% to $3.5 million, or $0.14 per diluted share, compared to $4.7 million, or $0.19 per diluted share, in the comparable period of 2010.(*) Weighted average diluted shares outstanding decreased to 25,272,553 shares from 25,318,470 shares in the year-ago quarter.

Nine-Month 2011 Results

Revenue for the nine months ended September 30, 2011, increased 41.5% to $118.8 million compared to $84.0 million in the same period of 2010. Gross profit increased 12.0% to $32.1 million from $28.7 million a year ago. Operating income declined 11.6% to $11.8 million from $13.4 million in the first nine months of 2010. Net income decreased 6.7% to $9.0 million, or $0.36 per diluted share compared to net income of $9.6 million, or $0.39 per diluted share, in the first nine months of 2010.

CTFO Reports Third Quarter 2011 Results	page 3

Adjusted net income, which excludes non-cash stock based compensation expense of $0.9 million and amortization expense of intangibles from acquisitions of $0.1 million, decreased 9.3% to $10.0 million, or $0.40 per diluted share, compared to $11.0 million, or $0.45 per diluted share, in the first nine months of 2010.(*) Weighted average diluted shares outstanding increased to 25.3 million shares from 24.5 million shares in the first nine months of 2010.

(*) Please refer to the table at the end of this press release for a reconciliation of net income and diluted earnings per share (“EPS”) to exclude non-cash stock-based compensation and amortization expense of intangibles from acquisitions.

Financial Condition

As of September 30, 2011, cash and cash equivalents totaled $23.0 million, compared to $43.9 million as of December 31, 2010. The decline in cash and cash equivalents during the first nine months of 2011 was primarily due to a $17.8 million increase in accounts receivable, a $4.5 million decrease in accounts payable, $4.1 million of cost and estimated earnings in excess of billings, and $3.6 million in payments for land-use rights. Working capital increased to $91.2 million compared to $73.8 million as of December 31, 2010. Stockholders’ equity was $141.7 million compared to $111.2 million as of December 31, 2010.

Recent Developments

On November 3, 2011, the Company announced that it was included in the 2011 Deloitte Technology Fast 50 China Program, being recognized as one of the top-50 fastest-growing technology companies in China. Notably, China TransInfo was one of the only five companies that have been selected for three consecutive years. In addition, China TransInfo was also included in the 2011 Forbes Asia 200 Best Under A Billion list, being recognized as one of the top-performing companies with revenue under $1 billion in the Asia-Pacific region.

Business Outlook

China TransInfo has successfully developed a first-generation commercial vehicle monitoring and control platform for the Ministry of Transport. To date, the Company has recorded more than one million vehicles registered on the platform and recorded 150,000 active users. The Company expects both the number of registered vehicles and the number of active users to grow substantially going forward.

CTFO Reports Third Quarter 2011 Results	page 4

Mr. Xia continued, “At the end of the third quarter, our sales backlog was approximately $175 million, compared to $189 million at the end of the second quarter of 2011. We signed roughly $40.2 million in contracts during the third quarter. For the full 2011 business year, we expect revenues in the range of $145 million to $148 million and adjusted net income, which excludes non-cash stock based compensation expense and amortization expense of intangibles from acquisitions, within the range of $15 to $16 million. This reduced revenue and adjusted net income guidance is primarily attributable to lower revenue expected from our commercial vehicle location based services (“LBS”) business, due to a well-planned shift in our strategy for the rollout in each province, which involves consolidation of many local platform operators. During this period, we are not charging a fee for new registrations to our platform. We are encouraged by recent government initiatives as well as active participation by commercial vehicle manufacturers and local service providers in the commercial LBS market and expect to monetize the business in the future.”

Mr. Xia concluded, “We remain optimistic about our business over the long term, although we recently have begun to see higher project execution and staffing costs, which have reduced margins. We plan to actively monitor and control costs, and at the same time, we will maintain our R&D efforts to produce premium, reliable and value-added products and solutions that will strengthen our competitive position in the market.”

Conference Call

The Company will host a conference call on Monday, November 14, 2011 at 8:00 a.m. Eastern Standard Time to discuss its financial results for the third quarter ended September 30, 2011.

The earnings release will be available on the Investor Relations page of the Company’s website at: http://www.chinatransinfo.com/news.html.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 759-2078. International callers should dial +1 (706) 643-0585. When prompted by the operator, enter conference pass code 23304187.

CTFO Reports Third Quarter 2011 Results	page 5

A replay will be available for 14 days starting on Monday, November 14, 2011 at 10:00 a.m. Eastern Time and can be accessed by dialing (855) 859-2056. International callers should dial +1 (404) 537-3406. When prompted, enter conference pass code 23304187.

An archived webcast of the call will be available on the Company’s website at http://www.chinatransinfo.com/WebCast.aspx?sortId=44&sortPId=5. To listen to the live webcast, please go to the Company’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

Use of Non-GAAP Financial Information

GAAP results for the three and nine months ended September 30, 2011 and 2010 include non-cash share based compensation and amortization of intangible assets from acquisitions. To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, which are adjusted net income and adjusted earnings per share, excluding the impact of these items in this release. The Company’s management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company’s management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of adjustments to GAAP results appears in Table 1 in this release.

CTFO Reports Third Quarter 2011 Results	page 6

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES

Table 1—Reconciliation of Non-GAAP Financial Data

	For the three months ended		For the three months ended
	September 30, 2011,		September 30, 2010,
	Net Income	Diluted EPS	Net Income	Diluted EPS
Amount per consolidated statement of operations	$3,219,736	$0.13	$4,250,564	0.17

Adjustments:
Amortization of intangible assets from acquisitions (1)	37,295	0.00	47,482	0.00
Non-cash share based compensation	277,208	0.01	416,278	0.02

Adjusted Amount	$3,534,239	$0.14	$4,714,324	$0.19

	For the nine months ended		For the nine months ended
	September 30, 2011,		September 30, 2010,
	Net Income	Diluted EPS	Net Income	Diluted EPS
Amount per consolidated statement of operations	$8,976,408	$0.36	$9,619,520	$0.39

Adjustments:
Amortization of intangible assets from acquisitions (1)	135,592	0.01	141,657	0.01
Non-cash share based compensation	871,222	0.03	1,247,043	0.05

Adjusted Amount	$9,983,222	$0.40	$11,008,221	$0.45

(1) Amortization of intangible assets from acquisitions of Beijing TransWiseway in 2008 and UNISITS in 2009.

About China TransInfo

China TransInfo, through its affiliate, the Group Company and the Group Company’s PRC operating subsidiaries, is primarily focused on providing urban and highway transportation management solutions and information services. The Company is a leading transportation information products and comprehensive solutions provider, and aims to be the largest real time transportation information service provider and major fleet management service provider in China. As the co-formulator of several transportation technology national standards, the Company owns nine patents and has won a majority of the model cases awarded by the PRC Ministry of Transport. As a result, the Company is playing a key role in setting the standards for transportation information solutions in China. For more information, please visit the Company’s website at http://www.chinatransinfo.com.

Safe Harbor Statement

This press release contains certain statements that may include “forward looking statements”. All statements other than statements of historical fact included herein are “forward-looking statements”. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You

CTFO Reports Third Quarter 2011 Results	page 7

should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

— FINANCIAL TABLES FOLLOW —

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$22,950,405	$43,916,597
Restricted cash	2,132,654	3,131,660
Accounts receivable, net of allowance for doubtful accounts of $94,009 and $92,794, respectively	45,764,146	26,881,280
Inventories	3,653,539	1,079,221
Costs and estimated earnings in excess of billings on uncompleted contracts	44,045,758	38,626,089
Prepaid expenses and other current assets	16,581,131	18,551,801
Other receivables	13,729,017	10,632,452
Deferred income tax assets	26,316	25,508
Total current assets	148,882,966	142,844,608
Property and equipment, net	10,914,086	10,878,276
Long-term prepayment for land use right	3,673,368	-
Long-term investments	10,082,199	8,760,692
Intangible assets, net	14,872,523	7,402,829
Goodwill	10,646,300	10,319,768
Other assets	372,592	319,679

Total assets	$199,444,034	$180,525,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$27,966,527	$32,296,459
Short-term borrowings from banks	9,390,000	13,728,850
Billings in excess of costs and estimated earnings on uncompleted contracts	13,821,526	14,080,475
Accrued expenses and other current liabilities	6,495,611	8,988,180
Total current liabilities	57,673,664	69,093,964
Other long-term liabilities	109,550	200,699

Total liabilities	57,783,214	69,294,663

Commitments and contingencies	-	-

Stockholders’ equity
Preferred stock, $0.001 par value per share, authorized 10,000,000 shares, no	-	-
shares issued and outstanding at September 30, 2011 and December 31,
Common stock, $0.001 par value per share, 150,000,000 shares authorized,	25,270	25,270
25,270,069 shares issued and outstanding
Additional paid-in capital	50,292,053	42,887,452
Retained earnings	56,393,889	47,417,481
Non-controlling interests	26,411,900	15,873,242
Accumulated other comprehensive income	8,537,708	5,027,744

Total stockholders’ equity	141,660,820	111,231,189

Total liabilities and stockholders’ equity	$199,444,034	$180,525,852

CTFO Reports Third Quarter 2011 Results	page 8

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES Condensed Consolidated Statements Income (unaudited)

	Nine Months Ended September, 30		Three Months Ended September, 30
	2011	2010	2011	2010
Net sales	$118,835,691	$83,972,930	$45,461,794	$35,039,549
Cost of sales	86,713,128	55,288,528	34,308,823	24,470,292
Gross profit	32,122,563	28,684,402	11,152,971	10,569,257
Total operating expenses	20,274,176	15,287,215	6,555,553	5,420,039
Income from operations	11,848,387	13,397,187	4,597,418	5,149,218
Non-operating income (expense):
Interest income	181,790	100,907	95,447	23,979
Interest expense	(679,789)	(326,058)	(192,460)	(122,747)
Subsidy income	436,876	1,427,592	175,914	673,568
Other income (expense), net	153,859	(210,462)	39,978	(135,633)
Total non-operating income	92,736	991,979	118,879	439,167
Income before income taxes, noncontrolling interests, and gain on equity
investments in affiliates	11,941,123	14,389,166	4,716,297	5,588,385
Income taxes	1,327,983	1,448,014	465,048	608,191
Net income before non-controlling interests and gain on equity investments in affiliates net income	10,613,140	12,941,152	4,251,249	4,980,194
Gain (loss) on equity investments in affiliates due to proportional shares of the affiliates net income	1,774,397	(139,992)	418,412	161,597
Net income before non-controlling interests	12,387,537	12,801,160	4,669,661	5,141,791
Non-controlling interests in net income of subsidiary	3,411,129	3,181,640	1,449,925	891,227
Net income	$8,976,408	$9,619,520	3,219,736	4,250,564
Weighted average number of shares of outstanding:
Basic	25,270,069	24,440,253	25,270,069	25,257,569
Diluted	25,273,187	24,504,221	25,272,553	25,318,470
Earnings per share -
Basic	$0.36	$0.39	$0.13	$0.17
Diluted	$0.36	$0.39	$0.13	$0.17
Comprehensive income
Net income including noncontrolling interest	$12,387,537	$12,801,160	$4,669,661	$5,141,791
Translation adjustments	3,509,964	1,662,836	1,392,469	1,321,438
Comprehensive income	$15,897,501	$14,463,996	$6,062,130	$6,463,229
Comprehensive income attributable to noncontrolling interest	$3,411,129	$3,181,640	$1,449,925	$891,227
Comprehensive income attributable to CTFO	$12,486,372	$11,282,356	$4,612,205	$5,572,002

CTFO Reports Third Quarter 2011 Results	page 9

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended September 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,976,408	$9,619,520
Adjustments to reconcile net income to net cash provided by operating activities:
Noncontrolling interests	3,411,129	3,181,640
Depreciation and amortization expense	2,020,329	1,488,333
Stock-based compensation	950,602	1,266,117
Gain on equity investments in affiliates due to proportional shares of the affiliates net income
Gain on disposal of portion equity of subsidiary to noncontroling interest	(40,751)	-
Dividends income	(14,882)	-
Loss on disposal of property and equipment	22,497	(4,587)
Bad debt expense	(1,649)	6,696
(Increase) Decrease in assets:
Restricted cash	1,081,537	(1,627,697)
Accounts receivable	(17,758,732)	(9,229,895)
Inventories	(2,501,865)	(48,844)
Prepaid expenses and other current assets	2,618,533	(13,047,015)
Other receivables	(2,249,306)	(4,040,994)
Cost of estimated earnings in excess of billings on uncompleted contracts	(4,134,188)	(5,862,734)
Other assets	44,701	561,598
(Decrease )Increase in liabilities:
Accounts payable	(4,504,189)	8,276,361
Billings in excess of costs and estimated on uncompleted contracts	(693,851)	(5,215,824)
Accrued expenses and other current liabilities	(2,880,903)	1,638,264
Other long-term liabilities	107,898	-
Net cash used in operating activities	(17,321,080)	(12,899,069)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of property and equipment	22,530	58,092
Purchases of property and equipment	(2,301,569)	(532,380)
Payments for acquisition of companies	(203,927)	(259,484)
Purchases of intangible assets	(699,452)	(2,422,365)
Payments for land use right	(3,617,974)	-
Purchase of long-term investment	-	(735,500)
Dividends from equity or cost investees	68,444	110,161
Net cash used in investing activities	(6,731,948)	(3,781,476)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	7,398,970	8,899,550
Payments of short-term borrowings	(12,100,240)	(7,502,100)
Noncontrolling interest shareholders’ capital contribution	8,285,025	-
Payment of dividends to noncontrolling interests from subsidiaries	(1,535,651)
Proceeds from issuing common stocks	-	10,000,000
Payments of transaction costs related to stock issuance	-	(610,549)
Net cash provided by financing activities	2,048,104	10,786,901

CTFO Reports Third Quarter 2011 Results	page 10

Effect of foreign currency translation	1,038,732	451,713
Net decrease in cash and cash equivalents	(20,966,192)	(5,441,931)
Cash and cash equivalents – beginning of period	43,916,597	27,400,420
Cash and cash equivalents – end of period	$22,950,405	$21,958,489

Supplemental disclosures of cash flow information:
Interest paid	$682,959	$326,058
Income taxes paid	$1,499,014	$599,848

Supplemental disclosures of cash flow for non-cash transaction:
Dividends receivable from equity or cost investees	$703,696	$-
Non-controlling interest shareholders’ capital contribution	$115,605	$-
Noncontrolling interest shareholders’ contributed intangible assets as investment	$6,878,467	$-

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